Exhibit 10.1
PERSONAL & CONFIDENTIAL
Kimberly Windrow
Term Sheet dated June 18, 2010

Title & Reporting Level	Vice President, Human Resources (Corporate Officer position)

Location	Pittsburgh, PA (Relocation package per WESCO policy)

Base Salary	$325,000 annual rate paid twice monthly

Annual Cash Bonus	Zero to 100% of base salary, based on the achievement of a combination of corporate and personal performance objectives as established annually by the Board of Directors. Your target bonus will be 50% of base salary. For 2010, your bonus award will be a guaranteed minimum of $75,000 to be paid out in 2011, assuming a start date of August 2, 2010.

Equity Awards	Stock appreciation rights (SARs) equal to the number of shares purchased for long-term investment within the first twelve months of employment (up to the equivalent of two times (2x) your annual base salary) will be granted with the approval of the Compensation Committee of the Board of Directors. Strike price will be set at the closing price on the date of purchase on the open market in one or more transactions, not to exceed three trading days. Purchase of shares must comply with the Company’s policy regarding insider trading. These SARs will vest ratably over three years.

Initial “new executive hire” stock appreciation rights (SARs) award of 7,500 SARs will be granted upon approval by the Compensation Committee of the Board of Directors and will vest ratably over three years. No additional awards will be made in 2010.

Future awards are based on performance and award guidelines established periodically by the Compensation Committee of the Board of Directors.

It is expected that you achieve and maintain an ownership position in WESCO stock equal to 2x your base salary by 2013.

Severance	In the event of the termination of your employment by WESCO without cause, or by you for good reason, you will be entitled to receive a severance payment equal to one year’s base salary, plus continued coverage in all applicable WESCO welfare benefits plans for one year, plus a pro rata payment of your target bonus, as approved by WESCO’s Compensation Committee, for the then current year based on results to the date of termination, plus vesting for those stock appreciation rights with time based vesting periods granted in accordance with your purchase of WESCO stock. Any and all vested stock appreciation rights will remain exercisable for a period of 60 days following the date of termination.

The severance benefits will be in lieu of any severance or similar benefits that may otherwise be payable under any other agreement, plan, program or policy of WESCO, and the payment of severance benefits will be conditioned on your execution of a release with terms and provisions as determined by the Compensation Committee and as are substantially consistent with past practices at WESCO.

Healthcare contributions will be at the active employee rate. In the event of the termination of your employment as a result of death or disability you will be entitled to receive your base salary and all welfare benefits through the date of death or disability. No severance will be paid other than payment of your base salary through the date of termination for termination for cause.

PERSONAL & CONFIDENTIAL
Kimberly Windrow
Term Sheet dated June 18, 2010

Severance (cont.)	Termination For Cause shall mean termination within 30 days after we give you notice that we believe we have cause to terminate you for:

	a)	Engaging in a felony or engaging in conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to WESCO, its customers, employees, suppliers, or shareholders;

	b)	Your inability to meet the expectations of your job responsibilities or failure to timely and adequately perform your duties;

	c)	Material breach of any manual or written policy, code or procedure of WESCO; or

	d)	Failure to establish permanent residence in the Pittsburgh area within the first twelve months of employment.

In the event you are terminated by WESCO for cause on or before December 31, 2011, WESCO may require you to repay any bonus payments received by you, and all outstanding equity awards will be deemed forfeited.

If such termination is with Good Reason, you shall give WESCO written notice, which shall identify with reasonable specificity the grounds for your resignation and provide WESCO with thirty (30) days from the day such notice is given to cure the alleged grounds for resignation contained in the notice. A termination shall not be for Good Reason if such notice is given by you to WESCO more than sixty (60) days after the occurrence of the event that you allege is Good Reason for your termination hereunder. For purposes of this Agreement, “Good Reason” shall mean any of the following to which you shall not consent in writing:

	a)	A reduction in your Base Salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of substantially the entire senior management team;

	b)	A relocation of your primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania without your consent; or

	c)	Any material reduction in your offices, titles, authority, duties or responsibilities without your consent.

Termination by you for purposes of accepting employment with another organization or in another location shall not be considered Good Reason.

Non-Compete, Non-Solicitation and Confidentiality	Non-Competition and Non-Solicitation. During your employment and for a period of one year thereafter:

	a)	You shall not directly or indirectly call upon, contact or solicit any customer or prospective customer of WESCO or its subsidiaries (1) with whom you dealt directly or indirectly or for which you had responsibility while employed by WESCO, or (2) about whom you acquired confidential information during your employment with WESCO, for the purpose of offering, selling or providing products or services that are competitive with those then offered by WESCO or its subsidiaries. You shall not solicit or divert, or attempt to solicit or divert, either directly or indirectly, any opportunity or business of WESCO or its subsidiaries to any competitor.

	b)	You shall not, to the detriment of WESCO or its subsidiaries, directly or indirectly, as an owner, partner, employee, agent, consultant, advisor, servant or contractor, engage in or facilitate or support others to engage in the distribution of electrical construction products or electrical and industrial maintenance, repair and operating supplies, or the provision of integrated supply services, or any other business that is in competition with any of the business activities of WESCO or its subsidiaries in which you were engaged during your employment and in which WESCO or its subsidiaries were engaged prior to the termination of your employment.

PERSONAL & CONFIDENTIAL
Kimberly Windrow
Term Sheet dated June 18, 2010

Non-Compete, Non-Solicitation and Confidentiality (cont.)	b)	(continued) This provision shall not prevent you from owning less than 1% of a publicly-owned entity or less than 3% of a private equity fund.
	c)	You shall not, directly or indirectly, solicit the employment of or hire as an employee or consultant or agent (1) any employee of WESCO or its subsidiaries or (2) any former employee of WESCO or its subsidiaries whose employment ceased within 180 days prior to the date of such solicitation or hiring.

Confidentiality. “Confidential Information” means information regarding the business or operations of WESCO or its subsidiaries, both oral and written, including, but not limited to, documents and WESCO or subsidiary information contained in such documents; drawings; designs; plans; specifications; instructions; data; manuals; electronic media such as computer disks, computer programs, and data stored electronically; security code numbers; financial, marketing and strategic information; product pricing and customer information, that WESCO or its subsidiaries disclose to you or you otherwise learn or ascertain in any manner as a result of, or in relation to, your employment by WESCO. Other than as required by applicable law, you agree: (1) to use Confidential Information only for the purposes required or appropriate for your employment with WESCO; (2) not to disclose to anyone Confidential Information without WESCO’s prior written approval; and (3) not to allow anyone’s use or access to Confidential Information, other than as required or appropriate for your employment with WESCO. The foregoing shall not apply to information that is in the public domain, provided that you were not responsible, directly or indirectly, for such information entering into public domain without WESCO’s approval. You agree to return to WESCO all Confidential Information in your possession upon termination of your employment or at any time requested by WESCO.

If any of the foregoing provisions shall be invalid or unenforceable to any extent, the remaining provisions shall not be affected, and each remaining provision shall be enforceable to the fullest extent permitted by law. If any provision is so broad as to be unenforceable, then such provision shall be interpreted to be only as broad as is enforceable.

The non-compete, non-solicitation and confidentiality covenants of this section shall be in addition to, and shall not be deemed to supersede, any other similar covenants between you and WESCO.

Health, Welfare, and Other Benefit Programs	Eligible to participate in all corporate benefit programs in accordance with standard policies and procedures. Eligible for 4 weeks of vacation annually.

Employment Policy	In accordance with Company practices, neither this letter, nor any benefit program or employment policy is to be considered an employment contract. Your employment and compensation are at the will of WESCO Distribution, Inc. and can be terminated, with or without cause and with or without notice, at any time, by either you or the Company.

Approval	All terms and conditions as described above are subject to review, modification, and approval of WESCO’s Compensation Committee or Board of Directors.

Accepted on June 21, 2010	/s/ Kimberly G. Windrow
Signature